Exhibit 99.1


Press Release                                     Source: Avalon Oil & Gas, Inc.

Avalon Oil & Gas Acquires Working Interest In Upshur County, Texas Monday January 8, 3:50 pm ET

MINNEAPOLIS--(BUSINESS WIRE)--Avalon Oil & Gas, Inc., (OTCBB:AOGS - News) announced today, through its relationship with KROG Partners, LLC ("KROG") , a Henderson, Texas based operator, that Avalon, KROG, and Avalon's advisor, William Anderson DBA Anderson Oil & Gas, Inc. ("Anderson"), have jointly acquired a fifty percent (50%) working interest in an active Woodbine production property consisting of 13 wellbores, which include six (6) producing oil wells, three (3) salt water disposal wells, three (3) shut-in or marginally producing wells, and one (1) well that has been plugged and abandoned since the effective date, located in Upshur County, Texas. The working interest was purchased from an Oklahoma City, Oklahoma, independent oil producer. Avalon owns an undivided ten percent (10%) working interest in the properties, and KROG will be the operator. The acquisition has been closed and is effective as of November 15th, 2006.

The wells being acquired were originally drilled in the 1960's by various operators. These are mature wells with stable production, currently producing approximately 25 BOPD from the Woodbine Interval. KROG, Anderson and Avalon will immediately begin working on optimization/workover opportunities with the goal of enhancing operations and production from the shut-in wellbores.

Avalon and KROG are continuing their focus on enhancing operating synergies in the Southwest Arkansas, Northwest Louisiana and East Texas region through acquisition of other mature production in the area. The area immediately surrounding these new properties consists mainly of independent producers.

Avalon's Chief Executive, Kent Rodriguez, commented, "The acquisition of these wellbores is part of our strategy of acquiring assets we believe to have low-risk and high production profiles. We are continuing our efforts to locate and acquire new lease opportunities consistent with our growth-at-a-reasonable-price philosophy".

Glen Harrod, Vice President of KROG stated, "We feel there are opportunities to enhance production through optimization of the existing producing wells, and re-establishing production from the shut-in wells through repairs of the submersible pumps and enhancement and expansion of the existing salt water disposal system."

About Avalon Oil & Gas, Inc.

Avalon Oil & Gas, Inc. is an oil and gas company engaged in the acquisition of oil and gas producing properties with multiple enhancement opportunities.

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Forward-Looking Statements

This press release contains statements, which may constitute "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief or current expectations of Avalon Oil & Gas, Inc., and members of its management as well as the assumptions on which such statements are based. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

Contact:
Avalon Oil & Gas, Inc., Minneapolis
Kent Rodriguez, 952-746-9655
Fax: 952-746-5216
www.avalonoilinc.com
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Source: Avalon Oil & Gas, Inc.